Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 21, 2017 (this “Agreement”), is entered into by and among Propel Media, Inc., a Delaware corporation (the “Buyer”), the stockholders of DeepIntent Technologies, Inc., a Delaware corporation (the “Company”), set forth on the signature pages hereto (each, individually, a “Seller” and collectively, the “Sellers”) and Christopher Paquette, in his capacity as representative of the Sellers as provided in this Agreement (the “Stockholder Representative”).

RECITALS

A. The Sellers collectively own 100% of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share (the “Class A Common”), Class B Common Stock, par value $0.001 per share (the “Class B Common”), of the Company, and Class C Common Stock, par value $0.001 per share (the “Class C Common”), of the Company (collectively, the “Shares”).

B. The Sellers wish to sell to the Buyer, and they Buyer wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions contained in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell, convey, assign, transfer and deliver the Shares, free and clear of all Encumbrances (as defined below), to the Buyer, and in consideration therefore, the Buyer shall pay the following consideration:

(a) At the Closing, the Buyer shall pay an aggregate cash payment of U.S. $4,000,000, subject to adjustment (the “Closing Cash Consideration”).

(b) Following the Closing, the Buyer shall pay to the Sellers an aggregate cash payment of (i) $500,000 upon the six month anniversary of the Closing Date and (ii) $500,000 upon the one year anniversary of the Closing Date (such payments, collectively, the “Deferred Payments”); provided, however, that no Deferred Payment will be payable to the Sellers if, prior to the date on which such Deferred Payment is due and payable, either Christopher Paquette or Mohamed Nouh (y) has been terminated by the Company for Cause (as defined in his Employment Agreement) pursuant to Section 4.3 of his Employment Agreement or (z) has terminated his Employment Agreement other than for Good Reason (as defined in his Employment Agreement). Subject to the right of setoff as provided herein (including with respect to Sections 1.5 and 5.5), the Deferred Payments less any Transaction Expenses then payable or otherwise outstanding (including any amounts then payable to the Company Broker (such that, any Transaction Expenses then due to the Company Broker are deducted from the applicable Deferred Payment otherwise payable by the Buyer), if and when due, shall be paid by the Buyer to the Stockholder Representative for the benefit of the Sellers or, at the direction of the Stockholder Representative, in accordance with, and in the same proportion as set forth on the Consideration Notice (as defined below).

(c) Following the Closing, the Buyer shall pay to the Sellers the Earnout Payments (as defined below), if any, in accordance with and pursuant to Section 1.2.

The amounts payable pursuant to clauses (a), (b) and (c) of this Section 1.1, subject, in each case, to adjustment as provided herein, is referred to as the “Purchase Price”.

Section 1.2 Post-Closing Earnout.

(a) Earnout Amounts. In accordance with the procedures set forth in Sections 1.2(b) and (c), for each of the twelve month periods ended on December 31, 2018, December 31, 2019 and December 31, 2020 (each, an “Earnout Year” and, collectively, the “Earnout Period”), the Buyer shall pay to the Sellers in accordance with the Consideration Notice an annual amount (the “Earnout Amount”) as follows:

(i) for the Earnout Year ending December 31, 2018 (the “2018 Earnout Year”), (A) if the Company achieves an Operating Income (as defined below) of U.S. $3,000,000 or more, then the Earnout Amount for the 2018 Earnout Year shall be equal to U.S. $1,000,000, and (B) if the Company achieves an Operating Income of less than U.S. $3,000,000, then no Earnout Amount shall have been earned for the 2018 Earnout Year;

(ii) for the Earnout Year ending December 31, 2019 (the “2019 Earnout Year”), (A) if the Company achieves an Operating Income of U.S. $6,000,000 or more, then the Earnout Amount for the 2019 Earnout Year shall be equal to U.S. $1,000,000, and (B) if the Company achieves an Operating Income of less than U.S. $6,000,000, then no Earnout Amount shall have been earned for the 2019 Earnout Year; and

(iii) for the Earnout Year ending December 31, 2020 (the “2020 Earnout Year”), (A) if the Company achieves an Operating Income of U.S. $10,000,000 or more, then the Earnout Amount for the 2020 Earnout Year shall be equal to U.S. $1,000,000, and (B) if the Company achieves an Operating Income of less than U.S. $10,000,000, then no Earnout Amount shall have been earned for the 2020 Earnout Year.

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(b) Determination of Earnout Amounts; Disputes.

(i) Within 90 days following the completion of each Earnout Year, the Buyer shall calculate the consolidated Operating Income of the Company for such Earnout Year and will deliver to the Stockholder Representative a statement setting forth the computation of the Operating Income for such Earnout Year (including all material calculations thereof) and the Earnout Amount for such Earnout Year, if any. For purposes of this Section 1.2, “Operating Income” shall mean the consolidated gross revenues of the Company and its Subsidiaries less all costs of revenue and operating expenses (including allocation of overhead) calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied. For purposes of calculating Operating Income, with respect to Exchange Income (as defined below) only fifty percent (50%) of such Exchange Income originated by the Buyer or its Affiliates (excluding the Company and its Subsidiaries) shall be included in such calculation of Operating Income. For the avoidance of doubt, (i) any Exchange Income earned from advertisers or demand sources introduced by the Buyer or its Affiliates (excluding the Company and its Subsidiaries) would be deemed Exchange Income “originated by the Buyer” for purposes of computing Operating Income, and (ii) all Exchange Income originated by the Company shall be included in Operating Income). In addition, any media buying or any other ad spending by the Buyer or its Affiliates through the Company’s or its Subsidiaries’ (as defined below) platforms shall be excluded from the computation of Operating Income. At least once annually, a representative of Buyer and the Stockholder Representative shall meet and discuss in good faith the annual operating and capital expenditure budgets, and the good faith recommendations of the Stockholder Representative shall be taken into account in setting such budgets; provided, however, that the final determinations relating to such annual budgets shall be made by the Buyer. For purposed of this Agreement, “Exchange Income” means consolidated gross revenues of the Company that is generated from bona fide sales to Persons in connection with the Company’s ad exchange less all costs of revenue and operating expenses (including allocation of overhead) associated with such revenue calculated in accordance with GAAP consistently applied. Any revenues of the Company generated by sales to any Affiliates of the Buyer will not be included in the calculation of “Operating Income”.

(ii) Within fifteen (15) days after the Operating Income calculation for any Earnout Year has been delivered to the Stockholder Representative pursuant to clause (i) above, the Stockholder Representative shall deliver to the Buyer either (y) a written acknowledgment accepting the Operating Income calculation for such Earnout Year or (z) a written report setting forth in reasonable detail any proposed adjustments to the Operating Income calculation for such Earnout Year. If the Stockholder Representative fails to respond to the Buyer within such 15-day period, the Sellers shall be deemed to have accepted and agreed to the Buyer’s Operating Income calculation for such Earnout Year. The Stockholder Representative and his attorneys and accountants shall have the right to inspect and copy any relevant books and records, including the records and accountants work papers, of the Company that is in the possession of the Company during normal business hours in order to verify the accuracy of the Operating Income calculation for any Earnout Year and, upon reasonable prior notice, shall be entitled to discuss such books and records and work papers with the Buyer, such accountants and those persons responsible for the preparation of the calculation of the Earnout Amount.

(iii) In the event that the Stockholder Representative and the Buyer fail to agree on any of the Stockholder Representative’s proposed adjustments fifteen (15) days after the Buyer receives such adjustments, the Buyer and the Stockholder Representative agree that any such dispute shall be resolved in the manner contemplated by Section 1.5(c) below and the allocation of costs relating to the Independent Accounting Firm contemplated by Section 1.5(d) below.

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(c) Payment of Earnout Amounts. Unless disputed pursuant to Section 1.2(b)(iii) hereof, all amounts owed pursuant to this Section 1.2 (the “Earnout Payments”) will be paid, subject to any right of setoff hereunder, including pursuant to Section 5.5 hereof, by the Buyer to Stockholder Representative for the benefit of the Sellers or, at the direction of the Stockholder Representative, in accordance with, and in the same proportion as set forth on the Consideration Notice by wire transfer in immediately available funds to such accounts as may be designated in the Consideration Notice, from time to time, no later than April 30th of the year following each applicable Earnout Year. Any Earnout Payment to be paid by the Buyer pursuant to this Section 1.2(c) shall be net of any Transaction Expenses then payable or otherwise outstanding, including any amounts then payable to the Company Broker (such that, any Transaction Expenses then due (including any amount owed the Company Broker) are deducted from the applicable Earnout Payment otherwise payable by the Buyer). By way of example, if the full Earnout Amount for the 2018 Earnout Year is earned and the Buyer at that time has no claim for offset and no other Transaction Expenses outstanding other than to the Company Broker, then the Buyer would pay to the Stockholder Representative for the benefit of the Sellers a net amount equal to $950,000, comprised of the $1,000,000 Earnout Amount for the 2018 Earnout Year less $50,000 then payable to the Company Broker (an amount equal to 5% of the Earnout Amount owed pursuant to the Board Advisor Agreement) payable to the Company Broker pursuant to the Board Advisor Agreement, subject to any applicable withholding Taxes.

(d) Buyer Change of Control. Neither the Company nor Buyer shall cause or permit to occur a Change of Control prior to May 1, 2021, unless either (i) the Company and the Buyer or their successor remain obligated to continue to honor their obligations pursuant to this Section 1.2, or (ii) the Person or Persons who acquire or succeed to the business of the Company and its Subsidiaries have agreed in connection with such Change of Control to be bound by the provisions of this Section 1.2 and the obligations of the Buyer under this Section 1.2.

(e) Certain Covenants.

(i) The Buyer shall cause the Company and its Subsidiaries to conduct its business post-Closing in such a manner as to be able to track all financial matters and related items necessary for calculating all Earnout Amounts due hereunder and, in connection therewith, shall keep true, complete and accurate books of account and records in the ordinary course of business, covering all transactions relating to the subject matter of this Section 1.2 (“Records”). The Company shall maintain the Records for each Earnout Year for a period of one (1) year after the end of such Earnout Year.

(ii) Neither the Buyer nor the Company may, or may cause or permit any of its Affiliates to, intentionally take any action (or fail to take any action) or intentionally enter into any transaction the principal goal of which is to adversely affect any of the Earnout Amounts; provided, however, that the foregoing shall not limit the Buyer from taking any action (or failing to take any action) that is intended for the good of the Buyer, taken as a whole, so long as the Buyer complies with its obligation to act in good faith pursuant to this Section 1.2(e)(ii). Each party hereto agrees that, from the Closing until all installments of all Earnout Amounts payable hereunder are paid in full, it shall, with respect to all matters related to this Agreement, act in good faith and the spirit of fair dealing such that the intent of this Agreement is carried out to the fullest extent practicable.

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Section 1.3 Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held electronically at 10:00 a.m., Pacific time on the date hereof (the “Closing Date”) at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.

(b) At the Closing,

(i) the Buyer shall:

(A) deliver to, or for the benefit of, the Sellers an amount equal to the Estimated Closing Cash Consideration (as defined below), less (i) $50,000 the (“Purchase Price Holdback Amount”) (as defined below), less (ii) the Payoff Indebtedness (as defined below), less (iii) the Closing Transaction Expenses, payable in accordance with the written notice delivered by the Stockholder Representative or on behalf of the Sellers to the Buyer at least two (2) Business Days prior to the Closing Date (the “Consideration Notice”) by wire transfer of immediately available funds to bank accounts designated in writing to the Buyer by the Stockholder Representative in the Consideration Notice;

(B) deliver to Christopher Paquette and Mohamed Nouh a duly executed counterpart to their respective Employment Agreement, in each case, substantially in the form of Exhibit A hereto (each, an “Employment Agreement,” and collectively, the “Employment Agreements”);

(C) deliver to Christopher Paquette and Mohamed Nouh a duly executed counterpart to their respective Noncompetition Agreement, in each case, substantially in the form of Exhibit B hereto (each, a “Noncompetition Agreement,” and collectively, the “Noncompetition Agreements”);

(D) will pay, or cause to be paid, on behalf of the Sellers and the Company and its Subsidiaries (as applicable), by wire transfer of immediately available funds as directed by the Sellers’ Representative, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 1.3(b)(i)(D) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement. For purposes of this Agreement, a “Debt Payoff Letter” means a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee has agreed that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full and (ii) all Encumbrances in connection therewith shall be released;

(E)  will pay, or cause to be paid, on behalf of the Sellers and the Company and its Subsidiaries (as applicable), by wire transfer of immediately available funds as directed by the Sellers’ Representative, the Transaction Expenses identified on Schedule 1.3(b)(i)(E) (the “Closing Transaction Expenses”), and the Company will deliver to the Buyer final invoices and releases in respect of the Transaction Expenses and proof of payment in full with respect thereto and the termination of any arrangement relating thereto, in form and substance reasonably satisfactory to the Buyer (the “Transaction Expense Terminations”); and

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(F) deliver to the Stockholder Representative such other documents, instruments and agreements as the Stockholder Representative may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

(ii) the Stockholder Representative, on behalf of the Sellers or the Company, as applicable, shall:

(A) deliver to the Buyer certificates or other evidence acceptable to the Buyer representing the Shares, duly endorsed in blank or accompanied by stock powers or other transfer documents satisfactory to the Buyer duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(B) deliver to the Buyer duly executed counterparts to the respective Employment Agreements of Christopher Paquette and Mohamed Nouh;

(C) deliver to the Buyer duly executed counterparts to the respective Noncompetition Agreements of Christopher Paquette and Mohamed Nouh;

(D) deliver to the Buyer copies of all Debt Payoff Letters with respect to the Payoff Indebtedness;

(E) deliver to the Buyer copies of all Transaction Expense Terminations with respect to the Closing Transaction Expenses;

(F) deliver to the Buyer the Consideration Notice;

(G) the certificate and notice described in Section 4.5(a); and

(H)  deliver to the Buyer such other documents, instruments and agreements as the Buyer reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

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Section 1.4 Closing Estimates.

(a) At least three (3) Business Days prior to the anticipated Closing Date, the Stockholder Representative, on behalf of the Sellers, shall have prepared and delivered to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, as of 11:59 pm on the day immediately preceding the anticipated Closing Date (the “Preliminary Closing Balance Sheet”), (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (excluding the amount of the Payoff Indebtedness) (such amount, the “Estimated Indebtedness”), and (C) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of the Estimated Net Working Capital, the Estimated Indebtedness and the Estimated Transaction Expenses determined as of 11:59 pm on the day immediately preceding the Closing Date and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Estimated Closing Cash Consideration. The Estimated Net Working Capital and the Estimated Indebtedness shall be calculated in accordance with the accounting principles set forth on Schedule 1.4(a)(I) hereto (the “Accounting Principles”) and shall be presented in U.S. dollars. All calculations of Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses shall be accompanied by a certificate of the Stockholder Representative certifying, on behalf of the Sellers, that such estimates have been calculated in good faith in accordance with this Agreement. All such estimates shall be subject to the Buyer’s approval, which shall not be unreasonably withheld, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 1.3 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof. An example of the computation of Net Working Capital, Indebtedness, Transaction Expenses and the Net Adjustment Amount is set forth on Schedule 1.4(a)(II) hereto, which the parties agree shall reflect the methodology for computing the amounts required for purposes of Sections 1.4 and 1.5.

Section 1.5 Post-Closing Adjustment of Purchase Price.

(a) Within one hundred-twenty (120) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Stockholder Representative, on behalf of the Sellers, a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, as of 11:59 pm on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (excluding the amount of the Payoff Indebtedness) (the “Closing Indebtedness”), and (C) Transaction Expenses (the “Closing Transaction Expenses”) (with each of the Closing Net Working Capital, the Closing Indebtedness and the Closing Transaction Expenses determined as of 11:59 pm on the day immediately preceding the Closing Date and, except for the Closing Transaction Expenses, without giving effect to the transactions contemplated herein). The Closing Net Working Capital and Closing Indebtedness shall be calculated in accordance with the Accounting Principles and shall be presented in U.S. dollars.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative, on behalf of the Sellers, delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative, on behalf of the Sellers, shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.5(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, the Closing Indebtedness and/or the Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 1.5.

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(c) During the 15-day period following delivery of a Notice of Disagreement by the Stockholder Representative, on behalf of the Sellers, to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Stockholder Representative and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Stockholder Representative, on behalf of the Sellers, and the Buyer agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Stockholder Representative, on behalf of the Sellers, and the Buyer have not resolved all such differences by the end of such 15-day period, the Stockholder Representative, on behalf of the Sellers, and the Buyer shall submit, in writing, to an independent public accounting firm jointly appointed by the Buyer and the Stockholder Representative (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Stockholder Representative’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses that are identified as being items and amounts to which the Stockholder Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be such independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Buyer. The Stockholder Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 6.5. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Buyer and one-half by the Sellers (on a joint and several basis); provided that, if the difference between the actual Net Adjustment Amount (as defined below) and the Net Adjustment Amount that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the actual Net Adjustment Amount (as defined below) and the Net Adjustment Amount that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

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(e) The Buyer and the Stockholder Representative, on behalf of the Sellers, will, and will cause the Company to, afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.5. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital and Indebtedness as specified in this Section 1.5; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 1.5 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 1.5, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 1.5;

(ii) If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Buyer shall pay the Net Adjustment Amount to the Stockholder Representative to be distributed by the Stockholder Representative to the Sellers or, at the direction of the Stockholder Representative, in accordance with, and in the same proportion as set forth on the Consideration Notice, and (B) the Buyer shall pay the Purchase Price Holdback Amount to the Stockholder Representative to be distributed by the Stockholder Representative to the Sellers or, at the direction of the Stockholder Representative, in accordance with, and in the same proportion as set forth on the Consideration Notice; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall retain the portion of Purchase Price Holdback Amount representing the Net Adjustment Amount, and the Sellers will no longer have a right to payment of that portion of the Purchase Price Holdback Amount. If the Purchase Price Holdback Amount is insufficient to cover the entire amount payable to the Buyer pursuant hereto, then the Buyer shall retain the entire Purchase Price Holdback Amount, and the Sellers, on a joint and several basis, shall be obligated to pay any such deficiency; provided that the Buyer shall first deduct an amount equal to such deficiency from what is otherwise payable by the Buyer to the Sellers as part of any Deferred Payment (it being understood that if the Deferred Payment is no longer payable pursuant to this Agreement or is otherwise insufficient, the Sellers shall be obligated to pay such deficiency upon demand). In the event the amount of funds in the Purchase Price Holdback Amount exceeds the Net Adjustment Amount, then the Buyer shall pay the remaining balance of the Purchase Price Holdback Amount to the Stockholder Representative to be distributed by the Stockholder Representative to the Sellers.

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(g) Amounts to be paid pursuant to Section 1.5(f) shall bear interest from the Closing Date to the date of such payment at a rate equal to 10%, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 1.5(f) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 1.5 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

Section 1.6 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer and each of its agents shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable to any Person pursuant to this Agreement or the Ancillary Agreements such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of applicable Tax Law. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

Section 1.7 Definitions. For purposes of this Agreement, any terms used and not defined herein shall have the meanings ascribed to such terms in Exhibit E attached hereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, on a joint and several basis, hereby represents and warrants to the Buyer (except for the representations and warranties in Sections 2.1(a), 2.2(a), 2.3 (solely as it relates to such Seller), and 2.4, which are made by such Seller to the Buyer on a several, but not joint, basis) as follows:

Section 2.1 Organization and Qualification.

(a) Such Seller, who is (i) a natural person, is of legal age, is competent to enter into a contractual obligation and is a citizen of the country as set forth on Schedule 2.1 hereto, and (ii) a legal entity, is a corporation or other legal entity duly organized or formed, validly existing and in good standing under the laws of state of organization or formation, and has full corporate or other power and authority to own, lease and operate its properties and to carry on its business.

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(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary (as defined herein) is a corporation or other legal entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has full corporate or other power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authority.

(a) Such Seller has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by such Seller of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and each Ancillary Agreement to which such Seller is a party has been duly executed and delivered by such Seller and is legal, valid, binding and enforceable upon and against such Seller, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). For purposes of this Agreement, “Ancillary Agreements” means this Agreement, the Noncompetition Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement (other than the Employment Agreements), and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

(b) The Company and its Board of Directors have taken all actions necessary or appropriate to approve the transactions contemplated hereby and to ensure that there are no restrictions on the transfer of the Shares, including, without limitation, accelerating the vesting of such Shares and waiving any restrictions on transfer.

Section 2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not (a) violate in any material respect any Law applicable to such Seller, the Company or the Subsidiaries; (b) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance (as defined below) upon any property or right of such Seller, the Company or any of the Company’s Subsidiaries pursuant to, any contract, agreement, license, permit or other instrument to which such Seller, the Company or any of the Company’s Subsidiaries is a party or by which such Seller, the Company, the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ properties, assets or rights may be bound, affected or benefited; (c) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of such Seller, the Company or any of the Company’s Subsidiaries, except for Company Transaction Expenses or the Payoff Indebtedness; or (d) require any consent or approval of, registration or filing with, or notice to any Governmental Authority; except, in the case of clause (b), as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.4 Shares. Such Seller is the record and beneficial owner of the number of Shares set forth opposite such Seller’s name on Schedule 2.4 hereto, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind (collectively, “Encumbrances”). Such Seller has the right, authority and power to sell, convey, assign, transfer and deliver the Shares owned by such Seller to the Buyer. Upon delivery to the Buyer of certificates for the Shares owned by such Seller at the Closing and the Buyer’s payment of the portion of the Purchase Price owed to such Seller, the Buyer shall acquire good, valid and marketable title to the Shares owned by such Seller, free and clear of any Encumbrance.

Section 2.5 Capitalization. The authorized capital stock of the Company consists of (i) 7,300,000 shares of Class A Common, of which 7,300,000 shares of Class A Common are issued and outstanding, (ii) 1,700,000 shares of Class B Common, of which 1,400,000 shares of Class B Common are issued and outstanding, and (iii) 1,000,000 shares of Class C Common, of which 1,000,000 shares of Class C Common are issued and outstanding, and together the foregoing shares of Class A Common, Class B Common and Class C Common constitute the Shares. Schedule 2.5 lists all of the owners of capital stock of the Company, including the number of shares and the class of stock owned by each Person. Schedule 2.5 sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Except for the Shares and except as set forth on Schedule 2.5, neither the Company nor any of its Subsidiaries has issued or agreed to issue any (a) shares of capital stock or other equity, ownership or voting interests; (b) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests; or (c) equity-equivalents, earnings, profits or revenue-based or equity-based rights. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully-paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws. Except as required by this Agreement, there are no outstanding obligations of the Company or any of the Company’s Subsidiaries to issue, sell, transfer, repurchase or redeem any shares of capital stock of the Company or any of its Subsidiaries, or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to shares of capital stock of the Company or any of its Subsidiaries, or that relate to the holding, voting or disposition thereof. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

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Section 2.6 Subsidiaries; Equity Interests. Except for the legal entities listed on Schedule 2.6 hereto (collectively, the “Subsidiaries”), neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 2.7 Financial Statements.

(a) True and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the year then ended(collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company as of April 30, 2017, and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the three months then ended (collectively referred to as the “Interim Financial Statements”) are attached hereto as Schedule 2.7(a). Subject to any year-end audit adjustments that are not, individually or in the aggregate, material and the absence of footnotes, each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated otherwise therein) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(b) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice. Neither the Company nor any of its Subsidiaries has made any changes in its accounting methods since December 31, 2016.

Section 2.8 Absence of Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Company as of December 31, 2016 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities and obligations (i) that are reflected or reserved for in the Financial Statements, (ii) that are identified in Schedule 2.8 attached hereto, (iii) that have arisen since the date of the Interim Financial Statements in the ordinary course of business, consistent with past practice that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

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Section 2.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) each of the Company and its Subsidiaries has conducted its business only in the ordinary course of business and consistent with past practice; (b) no event or development has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty, whether or not covered by insurance; (d) each of the Company and its Subsidiaries has preserved substantially intact its business organization and assets, has kept available the services of its current officers, employees and consultants and has preserved the goodwill of its customers, suppliers and employees; and (e) neither the Company nor any of its Subsidiaries has made any changes in the management of consolidated working capital or modified its practices with respect thereto.

Section 2.10 Compliance with Law; Permits. Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. Each of the Company and its Subsidiaries is in possession of all material permits, licenses and other authorizations of any Governmental Authority (“Permits”) necessary for each respectively to own, lease and operate its respective properties and to carry on its respective businesses as currently conducted, and is and has been in compliance in all material respects with all such Permits. There is no basis for the revocation or withdrawal of any Permit. Each of the Company and its Subsidiaries will continue to have the use and benefit of all Permits following the consummation of the transactions contemplated hereby.

Section 2.11 Litigation. There is no claim, action, suit, proceeding, inquiry, investigation or arbitration by or before any governmental, regulatory, administrative, judicial or arbitral body (an “Action”) pending or, to the Knowledge of the Company, threatened (a) affecting the Company, any of its Subsidiaries, their respective officers or directors in regards to their actions as such, their assets or their businesses; (b) to restrain or prevent the consummation of the transactions contemplated hereby; or (c) that might affect the right of the Buyer to own and vote the Shares, nor is there any basis for any of the foregoing. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.

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Section 2.12 Employee Benefit Plans. Except as set forth on Schedule 2.12, there are no current “employee benefit plans” (as defined in Section 3(3) of ERISA) or other employment, consulting, change in control or retention agreements or contracts by which the Company or any of its Subsidiaries is bound, and no deferred compensation, bonus, incentive compensation, stock option, stock purchase, restricted stock, phantom equity, profit sharing, severance, pension, retirement or termination pay agreement or plan or any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise (collectively, “Benefit Plans”). None of the Benefit Plans is a multiemployer plan (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”) and neither the Company nor any of its Subsidiaries has, within the past six years, contributed to, sponsored or maintained or incurred any liability with respect to (contingent or otherwise), any such plan. None of the Benefit Plans provides post-employment welfare benefits (except to the extent required by Section 4980B of the Code, the full cost of which is borne by the current or former employee). All of the Benefit Plans currently comply, and have complied in the past, in each case in all material respects, both as to form and operation, with the terms of such Benefit Plans and with the applicable provisions of ERISA, the Code and other applicable Law. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, that it is so qualified and nothing has occurred since the date thereof that would reasonably be expected to result in the loss of such qualified status. There is no pending or, to the knowledge of the Company, threatened, assessment, complaint, proceeding or investigation of any kind in any court or government agency with respect to any Benefit Plan (other than routine claims for benefits). Except as set forth on Schedule 2.12, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (ii) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Benefit Plan or (iii) result in the payment of an “excess parachute payment” (as defined in Section 280G of the Code). There is no agreement, plan or other arrangement pursuant to which the Company is a party or is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 409A or 4999 of the Code.

Section 2.13 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or collective bargaining agreement with any labor organization. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries other than non-material disputes with individual employees. The Company is and has been in material compliance with all applicable Laws respecting labor and employment, worker classification, employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes.

Section 2.14 Real and Personal Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property. Schedule 2.14 sets forth a true and complete list of all real property and interests in real property leased or subleased by the Company or one of which its Subsidiaries or which the Company or one of its Subsidiaries otherwise has a right to use or occupy (the “Leased Real Property”). The Company or one of its Subsidiaries has good and marketable leasehold title to all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. True and complete copies of all leases (including all amendments thereto) in respect of any Leased Real Property have been delivered to the Buyer.

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(b) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their personal property, including all personal property reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except for any personal property sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. None of the personal property owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances. Each item of tangible personal property of the Company is in good operating condition and repair in all material respects, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

(c) The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their businesses as currently conducted, are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 2.15 Intellectual Property.

(a) Schedule 2.15 attached hereto sets forth a true and complete list of all registered and material unregistered Marks, Patents and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary.

(b) No registered Mark identified on Schedule 2.15 attached hereto has been or is now involved in any opposition or cancellation proceeding and no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 2.15 attached hereto has been or is now involved in any interference, reissue or reexamination proceeding and no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) Other than Intellectual Property that is licensed to the Company by a third party licensor pursuant to a written license agreement that remains in effect, the Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Intellectual Property identified on Schedule 2.15 attached hereto and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses. All Copyrights identified on Schedule 2.15 are original works of authorship of the Sellers or employees of the Company that have been prepared as “works made for hire” of the Company, or any author has transferred all right, title and interest of that author in and to any work of authorship to the Company in writing; to the extent that any Copyrights identified on Schedule 2.15 include original works of authorship of any third party, including but not limited to open source program code or other third party computer program code, the Company has obtained a valid and subsisting license to those works that covers all use of such works in the business of the Company as now conducted; and Schedule 2.15 sets forth any exception to the foregoing clause. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership or use of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor is there a reasonable basis for any claim that the Company does not so own or is misusing any of such Intellectual Property.

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(d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company or that of any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that are effective in protecting the Confidential Information of the Company and transferring all right, title and interest of any such persons in and to the Intellectual Property to the Company.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 2.15 attached hereto (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Sellers, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor is there a reasonable basis therefor. The Company has not received any written notice that any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any kind of license with respect to, any material Intellectual Property. Upon the consummation of the Closing, the Buyer shall succeed to all of the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently and proposed to be conducted and all of such rights shall be exercisable by the Buyer to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable.

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(h) Except as set forth on Schedule 2.15, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries other than under standard termination or non-renewal provisions therein.

(i) The Company and each of its Subsidiaries (i) has taken reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) comply and have complied with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Company or any of its Subsidiaries. There has not been any data breach of the Company or any of its Subsidiaries by a third party.

(j) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

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Section 2.16 Taxes. Except as set forth on Schedule 2.16, the Company and its Subsidiaries have timely filed all Tax Returns required to have been filed by them (taking into account valid extensions of time to file) and all such Tax Returns are true, correct and complete. The Company and its Subsidiaries have timely paid in full all Taxes required to be paid by them. The Taxes of the Company and its Subsidiaries accrued as of April 30, 2017 do not exceed the accruals for current Taxes set forth on the balance sheet included in the Interim Financial Statements, and no material Taxes of the Company and its Subsidiaries have been incurred since April 30, 2017 other than in the ordinary course of business of the Companies consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results. The Company and its Subsidiaries have complied in all material respects with all Laws relating to Taxes, including relating to the withholding and remittance of Taxes, and information reporting and record retention obligations. There have been no examinations, audits, claims or other proceedings with respect to Taxes, or Tax Returns, of the Company or its Subsidiaries (and no such examinations, audits, claims or other proceedings have been threatened). Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company) or (ii) any liability for the Taxes of another person as transferee or successor or otherwise by Law, contract or otherwise. There are no Encumbrances for Taxes upon the assets of the Company and its Subsidiaries (except for current Taxes accrued that are not yet due). There are in effect no waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. No claim has been made by any Governmental Authority to the effect that the Company and its Subsidiaries did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay. The Company and its Subsidiaries have not been a party to any Tax indemnity, sharing, allocation or similar agreement or any agreement with any Governmental Authority relating to Taxes. The Company and its Subsidiaries have not agreed, nor is any of them required, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of any change in, or use of improper, method of accounting, prepaid amounts received, election made, or event or transaction occurring in a taxable period (or portion thereof) ending on or before the Closing. The Company and its Subsidiaries have not been a party to any transaction that is a “reportable transaction” pursuant to Treasury Regulation Section 1.6011 4(b). Neither the Company nor any of its Subsidiaries is, or has ever been, a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code or subject to Tax in a country outside of the country in which it was formed. For purposes of this Section 2.16, where the context permits, each reference to the Company and its Subsidiaries shall include a reference to any other person for whose Taxes any of the Company and its Subsidiaries is or could be held liable under Law.

For purposes of this Agreement, (i) “Taxes” means all federal, state, local and foreign taxes, levies, imposts, tariffs, customs, duties, deductions, withholdings, amounts due under any escheat or unclaimed property law, or assessments, fees or other charges of any kind whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and all liability for the payment of such amounts whether as a result of transferee or successor liability or otherwise by operation of Law, pursuant to contract or otherwise and (ii) “Tax Returns” means all returns, reports, elections, statements or other documents filed with or submitted to or required to be filed with or submitted to a Governmental Authority (or any third party if required by Tax Law) with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

Section 2.17 Environmental Matters.

(a) Except as set forth on Schedule 2.17: (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and each of its Subsidiaries has obtained and maintained all material Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and of its Subsidiaries as they are currently conducted, (iii) there has been no release of any Hazardous Materials as a result of the operations or activities of the Company or any of its Subsidiaries at any of the Leased Real Property that would reasonably be expected to result in liability under applicable Environmental Laws, and (iv) neither the Company nor any of its Subsidiaries has received any written claim or notice of violation from any Governmental Authority, and, to the Knowledge of the Company, no such written claim or notice is pending or threatened, alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.

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(b) For the purposes of this Agreement: (i) “Hazardous Materials” means any substance, material, chemical or waste that is defined, classified or regulated as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Requirement, including but not limited to gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, lead or urea formaldehyde foam insulation, the presence of which requires reporting, investigation, monitoring, maintenance, removal, abatement, mitigation or Remediation under any Environmental Law or which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to human health and safety or the environment; (ii) “Environmental Law” means all Laws (including common law), statutes, regulations, rules, policy, guidance, ordinances, codes, orders, approvals and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders relating to (A) occupational health or safety; (B) the protection of public health, natural resources or the environment; (C) the treatment, storage, disposal, handling or release of Hazardous Materials or Remediation of Releases; or (D) exposure of persons to Hazardous Materials; (iv) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials; and (v) “Release” means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials) into the environment.

Section 2.18 Material Contracts. Schedule 2.18 lists all agreements, arrangements or understandings, whether written or oral, that are material to the Company, its Subsidiaries or their respective businesses (each, a “Material Contract”), including, without limitation, any agreement, arrangement or understanding relating to any material Intellectual Property. Each Material Contract is valid, binding and enforceable, and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach or default thereunder (with or without notice or lapse of time or both). The Sellers have delivered to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 2.19 Related Party Interests and Transactions. Except as set forth on Schedule 2.19 hereto, no Related Party (a) owns or has owned any interest in any property, asset or right used in the business of the Company or its Subsidiaries, or (b) is party to, or beneficiary of, any contract, agreement, arrangement or understanding with the Company or any of its Subsidiaries.

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Section 2.20 Brokers. Except for ShareRep Services, LLC (the “Company Broker”) payable solely pursuant to that certain Broker Advisor Services Agreement, dated September 29, 2016, among the Company Broker, the Company and the Company’s Subsidiary (the “Board Advisor Agreement”), the fees and expenses of which will constitute Transaction Expenses and be paid at Closing or when otherwise due pursuant to the Board Advisor Agreement and netted from any amounts then due from the Buyer, no broker, finder or agent is entitled to any brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Sellers, the Company or any of its Subsidiaries.

Section 2.21 NO ADDITIONAL REPRESENTATIONS. NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SUCH SELLER, OR THE COMPANY OR ANY OF ITS SUBSIDIARIES (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES OR IN ANY SCHEDULE, ANCILLARY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO, OR IN CONNECTION WITH THIS AGREEMENT).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

Section 3.2 Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and is legal, valid, binding and enforceable upon and against the Buyer, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate in any material respect any Law applicable to the Buyer; (b) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance upon any property or right of the Buyer pursuant to, any contract, agreement, license, permit or other instrument to which the Buyer is a party or by which the Buyer’s properties, assets or rights may be bound, affected or benefited; except, in the case of clause (b), as would not be reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

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Section 3.4 Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except as may be required for the Buyer to comply with its obligations under the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Section 3.5 Brokers. No broker, finder or agent is entitled to any brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

Section 3.6 Due Diligence Review. The Buyer acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to the Company and its Subsidiaries. The Buyer acknowledges and agrees that, except for the representations and warranties of the Sellers contained in Article II or in the case of a Seller’s fraud or intentional misrepresentation, the Buyer is purchasing the Shares on an AS IS/WHERE IS/WITH ALL FAULTS basis.

ARTICLE IV
COVENANTS

Section 4.1 Further Assurances. Each party hereto shall from time to time do such further acts and execute and deliver such further documents regarding its obligations hereunder as may be required solely for the purpose of (a) accomplishing the purposes of this Agreement and the Ancillary Agreements or (b) assuring and confirming the validity of any documents of conveyance to be delivered at Closing.

Section 4.2 Confidential Information.

(a) For a period of five (5) years from and after the Closing Date, each of the Sellers shall not, and shall cause its respective directors, officers and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company and its Affiliates, any Confidential Information (as defined below). Each of the Sellers shall not have any obligation to keep confidential (or cause its respective officers, directors or employees to keep confidential) any Confidential Information if and to the extent disclosure thereof is (i) specifically required by applicable Law or stock exchange regulation and/or (ii) necessary to enforce such Seller’s rights under this Agreement or any Ancillary Agreement; provided, however, that in the event disclosure is required by applicable Law, such Seller shall, to the extent reasonably possible and except as provided in the last sentence of this Section 4.2, provide the Buyer and the Company with prompt notice of such requirement prior to making any disclosure so that the Buyer and the Company may seek an appropriate protective order; provided further, that in the event a protective order is not obtained in a timely manner, such Seller may disclose the Confidential Information required to be disclosed. For purposes of this Section 4.2, “Confidential Information” means any proprietary information with respect to the Company, the Buyer or any of their respective subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or, (iii) following the date of this Agreement, is received from a third party not known to be bound by a confidentiality obligation to the Buyer or the Company.

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(b) Neither the Buyer nor any Seller will disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, and (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement.

(c) Notwithstanding the foregoing, nothing contained in this Section 4.2 shall prohibit Buyer from disclosing Confidential Information to the extent necessary or appropriate with respect to such Buyer’s preparation of audited financial statements and to comply with such Buyer’s obligations under the rules and regulations of the SEC or any applicable stock exchange.

Section 4.3 Release. Effective as of the Closing, each Seller unconditionally and irrevocably and forever releases and discharges the Company, its Subsidiaries, the Buyer, their respective successors and assigns, and any present or former directors, officers, employees or agents of the Company or any of its Subsidiaries (collectively, the “Company Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity, that such Seller ever had, now has or ever may have or claim to have against any of the Company Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to (a) any claim to enforce the terms or any breach of this Agreement, any Ancillary Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein (including, without limitation, the obligation for the Buyer to make any payments to the Sellers under Sections 1.1, 1.2 and 1.5(f) hereof); or (b) any claim a Seller, in his, her or its capacity as a director, officer or employee of the Company or any of its Subsidiaries may have in respect of any compensation, severance or other benefits earned but not yet paid, provided that such severance or benefits obligations are disclosed on Schedule 2.12.

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Section 4.4 Cooperation with Company Financial Information. The Sellers agree to assist the Buyer and the Company, as reasonably requested by the Buyer, in the preparation of any required financial statements or other disclosures required by the rules and regulations of the SEC (including Regulation S-X) relating to the Company, including, without limitation, in the preparation of post-Close financial statements (including pro forma financial statements) and the timely preparation of required Current Reports to be filed or furnished by the Buyer. In connection with the foregoing, the Sellers agree to provide access to financial and other relevant information, as needed, in order to prepare such required financial statements and make such other disclosures.

Section 4.5 Certain Tax Matters.

(a) Tax Certificate and Notice. Prior to the Closing, the Stockholder Representative shall have delivered to the Buyer (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit C.

(b) Straddle Period. For all purposes of this Agreement, in the case of any Tax period beginning before and ending after the Closing Date (a “Straddle Period”), (x) the amount of any Taxes measured by income, gross receipts, payments, sales, or payroll of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (y) the amount of other Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such other Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that, in the case of clause (y), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(c) Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements between the Company and any of its Subsidiaries on the one hand, and any Seller (or any of their Affiliates), on the other hand, shall be terminated prior to the Closing Date and, after the Closing, the Company and any of its Subsidiaries shall not be bound thereby or have any liability or obligation thereunder.

Section 4.5 Public Statements or Releases. Except as otherwise required by applicable Law, each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement, the transactions contemplated hereby or any negotiations or discussions related hereto, without first obtaining, in the case of any Seller or the Stockholder Representative, the prior written consent of the Buyer, and in the case of the Buyer, the prior written consent of the Stockholder Representative, which, in either case, such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Section 4.6 shall prohibit Buyer from complying with such Buyer's obligations under the rules and regulations of the SEC or any applicable stock exchange.

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Section 4.6 Director and Officer Liability, Indemnification and Insurance.

(a) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company or any of its Subsidiary to, amend, repeal or modify any provision in the Company’s or any Subsidiary’s certificate of incorporation or by-laws (or similar governing documents) relating to the exculpation or indemnification of any of its officers and directors (unless required by Law), it being the intent of the parties that the officers and directors of each of the Company and its Subsidiaries who existed as officers and directors of the Company and/or any of its Subsidiaries at any time prior to the Closing, and their heirs, executors, administrators and other representatives (the “Covered Persons”), shall receive the same extent of exculpation and indemnification coverage after the Closing with respect to matters covered as of the Closing as they were entitled to prior to the Closing. For the avoidance of doubt, nothing in this Section 4.6 shall require the Buyer or the Company to continue to provide the same or similar exculpation and indemnification for a Covered Persons with respect to any such person serving as an officer or director of the Buyer or any of its Subsidiaries with respect to events occurring following the Closing Date.

(b) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then the Buyer shall cause proper provisions to be made so that such Person assumes the obligations set forth in this Section 4.6.

(c) This Section 4.6, which shall survive the Closing and shall continue for the periods specified herein, is intended to bind the Buyer and the Company and inure to the benefit of the Covered Persons, each of whom may enforce the provisions of this Section 4.6 (whether or not parties to this Agreement). The provisions of this Section 4.6 are in addition to, and not in lieu of, any other rights to indemnification, contribution or exculpation or liability that any Covered Person may be entitled to or hereafter acquire under any law, agreement or provision of the certificate of incorporation or by-laws (or equivalent governing documents) of the Buyer, the Company or any of their Subsidiaries.

ARTICLE V
INDEMNIFICATION

Section 5.1 Survival. All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing, through the final determination of the Earnout Amount for the 2019 Earnout Year pursuant to Section 1.2 hereof; provided, however, that (i) the representations and warranties set forth in Section 2.16 (Taxes) will survive until the close of business on the 120th day following the expiration of the statute of limitations applicable to the underlying claim, (ii) the representations and warranties set forth in Sections 2.1 (Organization and Qualification), 2.2 (Authority), 2.3 (No Conflict; Required Filings and Consents), 2.4 (Shares), 2.5 (Capitalization), 2.6 (Subsidiaries; Equity Interests), 2.15 (Intellectual Property), 2.20 (Brokers), 3.1 (Organization), 3.2 (Authority), and 3.5 (Brokers), and (iii) any representation in the case of fraud, intentional misrepresentation or intentional breach, will survive indefinitely. The covenants and agreements contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing until the earlier of (i) the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to the matters addressed in such covenant and (ii) six (6) years from the Closing Date, provided that the covenants and agreements contained in this Article V shall survive indefinitely. Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from before the expiration of the applicable survival period set forth in this Section 5.1 will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved. The representations and warranties listed in clauses (i) and (ii) in the first sentence of this Section 5.1 will be referred to herein as the “Fundamental Representations”.

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Section 5.2 Indemnification by the Sellers. Subject to the limitations expressly set forth in Section 5.6 hereof, each of the Sellers, severally, but not jointly (other than the Founders), shall (and the Founders on a joint and several basis shall) save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries) (collectively, the “Buyer Indemnified Parties”) and the respective representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, Taxes, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to or consisting of:

(a) any breach, or any Third Party Claim alleging facts of which would constitute a breach, of any representation or warranty made by the Sellers contained in this Agreement (other than any representations made in Sections 2.1(a), 2.2(a), 2.3 (to the extent the breach relates to a specific Seller), and 2.4), any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(b) any breach, or any Third Party Claim alleging facts of which would constitute a breach, of any representation or warranty made by such Seller (but not any other Seller) contained in Section 2.1(a), 2.2(a), 2.3, or 2.4 of this Agreement;

(c) any breach, or any Third Party Claim alleging facts of which would constitute a breach, of any covenant or agreement by such Seller (but not any other Seller) contained in this Agreement or any Ancillary Agreement;

(d) any and all Taxes (i) for which the Company or any of its Subsidiaries is liable (A) with respect to all periods (or portions thereof) ending on or before the Closing Date, (B) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (C) as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date or (ii) arising out of or resulting from the transactions contemplated under this Agreement (including Transfer Taxes (as defined below)), in each case, together with any costs or expenses or other Losses incurred in connection with the foregoing;

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(e) any Transaction Expenses;

(f) any Indebtedness;

(g) any account receivable of the Company or its Subsidiaries that was included for purposes of determining the Net Adjustment Amount that remains uncollected 180 days following the Closing Date (and only to extent such amount is uncollected at such date);

(h) any of the Losses set forth on Schedule 5.2(h) attached hereto; and

(i) the Company’s failure to obtain the necessary approval by the Sellers, as stockholders of the Company, with respect to the payment of any “excess parachute payments” (as defined in Section 280G of the Code) in connection with the transactions contemplated hereby (including for the avoidance of doubt, any Taxes arising out of any loss of deductibility for Tax purposes of any compensation paid by the Buyer, the Company or their Subsidiaries to any person who was an employee of the Company or its Subsidiaries on or prior to Closing resulting therefrom).

Notwithstanding the foregoing, Alex White and the Company Broker, who are each selling Class C Common hereunder, shall be responsible for any and all Losses recoverable by a Buyer Indemnifiable Party pursuant to Section 5.2(b) and 5.2(c) only, and the Buyer, on behalf of the Buyer Indemnified Parties hereby agrees to not make any claim for indemnification against either Alex White or the Company Broker pursuant to Section 5.2(a), other than in the case of fraud. For the avoidance of doubt, the Founders, on a joint and several basis, shall be responsible for any and all Losses recoverable by a Buyer Indemnifiable Party pursuant to this Section 5.2, and a Buyer Indemnified Party may pursue recovery for the amount of any Losses against a Founder without also seeking recovery against any of the other Sellers.

Section 5.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Sellers and their respective Affiliates and the respective representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach, or any Third Party Claim alleging facts of which would constitute a breach, of any representation or warranty made by the Buyer contained in this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(b) any breach, or any Third Party Claim alleging facts of which would constitute a breach, of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement.

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Section 5.4 Claims.

(a) Notice. Any party seeking indemnification hereunder (the “Indemnified Party,” which term shall include all Indemnified Parties if there is more than one) shall notify in writing the indemnifying party or parties hereto (the “Indemnifying Party,” which term shall include all Indemnifying Parties if there is more than one) of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its or his obligations under this Article 5 except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby.

(b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within 30 days after receipt of notice of a Third Party Claim from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing within the time period specified above that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim, including any and all Losses resulting or arising therefrom;

(ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable (in which case, the cost and expense of the Indemnified Party’s counsel shall be included for purposes of computing any Losses); and

(iii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or relate to Taxes.

(c) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

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Section 5.5 Method and Manner of Paying Claims. In the event of any Claims under this Article 5, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within 30 days the Indemnifying Party has not contested such Claim in writing, the Indemnified Party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party (at the sole option of the Indemnified Party) against any amounts owed by the Indemnified Party to the Indemnifying Party, including, as to any Buyer Indemnified Party, any Deferred Payments and Earnout Amounts owed by the Buyer to the Sellers pursuant hereto. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A., as its “Base Rate” plus five percent (5%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

Section 5.6 Limitations on Liability.

(a) An Indemnifying Party will not be liable to an Indemnified Party for indemnification under Section 5.2(a) or Section 5.3(a), as the case may be, unless and until the aggregate Losses for which they would otherwise be liable under Section 5.2(a) or Section 5.3(a), as the case may be, exceeds $25,000, in which case the Indemnifying Party shall be liable for the Losses in excess of that sum; provided, that the foregoing shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation.

(b) The maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Party against the Sellers (including the Founders) or the Seller Indemnified Party against the Buyer, as the case may be, arising out of or relating to the causes set forth in Section 5.2 or Section 5.3, as the case may be, shall be an amount equal to the difference between the Purchase Price less the M&A Fee (as defined in the Board Advisor Agreement) actually paid to Company Broker as a Transaction Expense (the “Cap”); provided, that the foregoing shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation or to the indemnification obligation set forth in Sections 5.2(d) and 5.2(i). Notwithstanding anything to the contrary herein, in no event will any Seller (other than the Founders) be liable to indemnify the Buyer Indemnified Parties in the aggregate for Losses in excess of such Seller’s Seller Percentage of the Cap less all other amounts paid by such Seller for indemnification for Losses under Section 5.2 hereof (it being understood and agreed that the Founders, on a joint and several basis, are liable for any and all Losses recoverable by a Buyer Indemnified Party pursuant to this Article 5 without regard to either Founder’s respective Seller Percentage); provided, that the foregoing limitation with respect to the non-Founder Sellers shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation or to the indemnification obligation set forth in Section 5.2(d) or 5.2(i).

(c) Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties will not be entitled to indemnification for any Loss or alleged Loss to the extent (but solely to the extent) such Loss or alleged Loss is taken into account in determining the Closing Net Working Capital and such amount is included in the calculation of the Purchase Price (as finally determined pursuant to Section 1.5).

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(d) Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article 5 shall be reduced by the amount of insurance proceeds and other third-party recoveries to which any Indemnified Party actually receives less any increase in deductible and/or future cost of insurance as a result of making any such claim against any insurer or other indemnitor.

(e) With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Party from another Person, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

(f) The Indemnifying Party shall not be liable for any Losses to the extent that they are in the nature of punitive damages, except to the extent any such Losses are components of any proceedings or awards of any Third-Party Claims for which an Indemnified Party is entitled to indemnification under this Agreement.

Section 5.7 No Right of Indemnification or Contribution. No Seller has any right of indemnification or contribution against the Company or any of its Subsidiaries with respect to any breach by the Sellers of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Company pursuant to this Agreement or any Ancillary Agreement.

Section 5.8 Purchase Price Adjustments. Any indemnification payments made pursuant to this Article 5 shall be treated by all parties as an adjustment to the Purchase Price hereunder for applicable income Tax purposes, unless required by Law.

Section 5.9 Materiality Qualifiers. The parties hereby acknowledge and agree (i) that Materiality Qualifiers are to be used solely for the purpose of determining whether a breach of a representation or warranty has occurred, and (ii) that once a breach has been determined to have occurred, Materiality Qualifiers will be ignored and the applicable Losses shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty.

Section 5.10 Exclusive Remedy. From and after the Closing, the remedies provided by this Article 5, subject to the limitations set forth herein, shall be the sole and exclusive remedies of any party seeking recovery of Losses resulting from, relating to or arising out of this Agreement, except in the case of fraud, willful misconduct or intentional misrepresentation.

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ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, all Transaction Expenses shall be borne by the Sellers (with the understanding that the Buyer will pay the Closing Transaction Expenses on behalf of the Sellers as provided in Section 1.3(b)(i)(E)). The Sellers shall also pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). If the Company or any of its Subsidiaries shall pay or be liable for any fee, expense, or Transfer Tax described in this Section, the sum of all such payments or liabilities shall be paid by the Sellers, on a joint and several basis, to the Buyer upon demand or the Buyer may reduce the Purchase Price accordingly.

Section 6.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Stockholder Representative, on behalf of the Sellers, and the Buyer.

Section 6.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by the Stockholder Representative, if waiving on behalf of a Seller, and the Buyer if the waiver is from the Buyer.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to a Seller, to:

Christopher Paquette, as Stockholder Representative, on behalf of the Sellers
c/o DeepIntent, Inc.

1460 Broadway, 15th Floor

New York, New York 10036
E-mail: chris@deepintent.com

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with a copy (which shall not constitute notice) to:

Berkowitz, Trager & Trager, LLC

8 Wright Street

Westport, Connecticut 06880

Attention: Ji Kim, Esq.
Facsimile: (203) 226-3801
E-mail: jk@bertralaw.com

(ii) if to the Buyer, to:

Propel Media, Inc.
2010 Main Street, Suite 900
Irvine, California 92614
Attention: General Counsel
Facsimile: (949) 379-2829
E-mail: dshapiro@propelmedia.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: J. Keith Biancamano, Esq.
Facsimile: (213) 229-6775
E-mail: KBiancamano@gibsondunn.com

Section 6.5 Governing Law; Submission to Jurisdiction. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of California, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined in any California State or federal court sitting in Orange County, California (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties to this Agreement further agrees to irrevocably consent to service of process in the manner provided for notices in Section 6.4. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 6.6 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 6.7 Third-Party Beneficiaries. Except as provided in Article V, nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 6.8 Assignment; Successors. This Agreement may not be assigned by any party hereto without the prior written consent of (i) the Stockholder Representative, in the case of an assignment by the Buyer, and (ii) the Buyer, in the case of an assignment by a Seller, except that the Buyer may assign this Agreement to any of its Affiliates or in the event of a change of control of the Buyer following the Closing Date so long the Buyer signing this Agreement as of the date hereof will remain jointly and severally liable for any obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and permitted assigns.

Section 6.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California State or federal court sitting in Orange County, California (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 6.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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Section 6.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 6.13 Stockholder Representative.

(a) Christopher Paquette is hereby designated by each of the Sellers to serve as the representative of Sellers with respect to the matters contemplated by this Section 6.13 and with respect to the matters otherwise set forth in this Agreement to be performed by the Stockholder Representative. Should the initial Stockholder Representative resign or be unable to serve, Sellers who collectively held more than 50% of the Shares as of the Closing Date shall be entitled to designate a single substitute agent to serve as the successor Stockholder Representative, who shall be the Stockholder Representative for all purposes thereafter. The appointment of such successor, in either case, shall be effective on the date of the Stockholder Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

(b) Each of the Sellers by the execution of this Agreement hereby irrevocably appoints Christopher Paquette as the Stockholder Representative to serve as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein and any post-Closing matters; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as the Buyer or the Company shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver in connection with this Agreement and the other agreements or documents contemplated hereby as Stockholder Representative, in its sole discretion, may deem necessary or desirable; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (vii) to do each and every act and exercise any and all rights which such Seller(s) collectively are permitted or required to do or exercise under this Agreement; (viii) to prepare and distribute to each Seller any documentation necessary or desirable for the filing of income tax returns; and (ix) to make, execute, acknowledge and deliver this Agreement, any Ancillary Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, without limitation, retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against the Buyer, the Company and/or any Seller, defending any claims by the Buyer or third-party claims, consenting to, compromising or settling any such claims, conducting negotiations with the Buyer, the Company and their respective representatives regarding such claims, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Stockholder Representative shall not take any such action where such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto.

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(c) Each Seller agrees that Buyer and the Company shall be entitled to rely on any action taken or omission to act by Stockholder Representative, on behalf of such Seller, pursuant to Section 6.13(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement and any expenses incurred by the Stockholder Representative in connection with the performance of its duties hereunder.

(d) The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the prompt payment by Sellers of all expenses incurred as Stockholder Representative.

(e) The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Stockholder Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for willful misconduct. The Stockholder Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

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(f) All of the indemnities, immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing Date.

Section 6.14 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. A disclosure in any section or paragraph of any Schedule in Article II of this Agreement qualifies other sections and paragraphs in Article II of this Agreement only to the extent it is readily apparent on the face of such disclosure that a given disclosure is applicable to such other specific sections and paragraphs.

Section 6.15 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 6.16 Founders Joint and Several Obligation. Notwithstanding anything herein to the contrary, each of the Founders shall be, on a joint and several basis, liable for any and all obligations of a Seller arising hereunder, including, without limitation, pursuant to Sections 1.4 and 1.5 and Article 5, and such obligations of the Founders will be without any limits. Accordingly, the Buyer or any other Buyer Indemnified Party, as the case may be, may pursue recovery for the amount of any such obligations of a Seller without also seeking recovery against any other Seller hereunder.

[Remainder of this page is intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Buyer, the Sellers and the Stockholder Representative have executed this Agreement as of the date first written above.

THE SELLERS:

/s/ Christopher Paquette
Name: Christopher Paquette

/s/ Mohamed Nouh
Name: Mohamed Nouh

/s/ Michael Halverson
Name: Michael Halverson

/s/ Michael Myslinski
Name: Michael Myslinski

/s/ Sourab Gandhe
Name: Sourab Gandhe

/s/ Alex White
Name: Alex White

SHAREREP SERVICES, LLC

By:	/s/ Derrick Horner
Name: Derrick Horner
Title: Managing Member

THE STOCKHOLDER REPRESENTATIVE:

By:	/s/ Christopher Paquette
Name: Christopher Paquette
Title: Stockholder Representative

THE BUYER:

PROPEL MEDIA, INC.

By:	/s/ David Shapiro
Name: David Shapiro
Title: Chief Operating Officer

Signature Page to Stock Purchase Agreement

Exhibit A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” means, with respect to any Person, any other Person, that directly or indirectly, controls, is controlled by or under common control with such Person.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Change of Control” shall mean any of (x) any sale or other disposition of all or substantially all of the Buyer’s assets or the Company’s assets or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially of all of the assets of the Buyer or the Company as the case may be, or (y) the date upon which a person (or group of persons, as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) shall directly or indirectly acquire beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), of securities having more than fifty percent (50%) of the voting power or economic rights of the Company or the Buyer, whether such beneficial ownership is obtained in one transaction or series of transactions, and whether involving a sale, assignment or other transfer (including by merger, consolidation, recapitalization or sale, assignment or other transfer of such securities, transfer of interests in a member of the Company which is an entity, or otherwise) or otherwise.

“Estimated Closing Cash Consideration” means an amount equal to (A) the Closing Cash Consideration, plus (B) the Estimated Net Working Capital, minus (C) the Estimated Indebtedness, minus (D) the Estimated Transaction Expenses.

“Founders” means collectively Christopher Paquette and Mohamed Nouh, and each individually shall be a “Founder.”

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

A-1

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates (as defined herein) thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with the Accounting Principles; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) all liabilities with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries that arise before or on the Closing Date, including all liabilities with respect to any Benefit Plan (as defined herein), all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of fiscal year and ending on the Closing Date, and any Taxes payable in connection therewith; (v) unpaid management fees; (vi) all deposits and monies received in advance; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries;(viii) any unpaid Taxes attributable to Tax periods ending on or prior to the Closing Date; and (ix) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have had knowledge of such fact following due investigation. Prior to the Closing, the Company shall be deemed to have “Knowledge” of a particular fact or other matter only if Christopher Paquette or Mohamed Nouh had Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Material Adverse Effect” means any fact, circumstance, development, event or change that has, or could reasonably be expected to have, either individually or in the aggregate with all other facts, circumstances, developments, events or changes, with or without notice, lapse of time or both, a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Company and its Subsidiaries, taken as a whole, but excluding any such fact, circumstance, development, event or change to the extent resulting or arising from (i) any change in Law or interpretation thereof, (ii) any change in general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates or affecting United States or foreign economies in general, (iii) any change that is generally applicable to the industries or markets in which the Company or any of its Subsidiaries operates, (iv) any change resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, occurring after the date hereof, (v) any change in GAAP, (vi) any failure by the Company or any of its Subsidiaries to meet any projections or forecasts for any period (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (vii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, (B) any actions taken by or losses of employees or (C) any delays or cancellations of orders; provided however, that with respect to clauses (i), (ii), (iii), (iv) and (v), the impact of such fact, circumstance, development, event or change is not or could not reasonably be expected to have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the same industry in which the Company or any of its Subsidiaries operates.

A-2

“Materiality Qualifiers” means any qualifications as to materiality or Material Adverse Effect (or any similar qualification) in any representation or warranty set forth herein.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries (including all accounts receivable, cash and cash equivalents of the Company and its Subsidiaries), net of (X) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries and (Y) any cash and cash equivalents that are not freely usable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution, minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude (i) any amounts relating to or included in Indebtedness or Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and (ii) and Tax assets and Tax liabilities of the Company and its Subsidiaries.

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code), (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Related Party” means, with respect to any Person, (a) each Seller, (b) each Affiliate of such specified Person, or any director, officer, general partner or management member of such Affiliate; (c) each individual who is, or who has at any time been, an officer or director of the Company or any of its Subsidiaries, (d) each member of the immediate family of each of the individuals referred to in clauses (a), (b) and (c) above, and (d) any trust or other entity (other than the Company or any of its Subsidiaries) in which any one of the individuals referred to in clauses (a), (b), (c) and (d) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

A-3

“Seller Percentage” means, as to each Seller, the percentage obtained by dividing (a) the number of Shares owned by such Seller immediately prior to the Closing by (b) the total number of Shares.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of a Seller) in connection with the negotiation, preparation or execution of this Agreement or any other agreement entered into in connection herewith or therewith or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts arising prior to the date hereof and payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable therewith.

A-4